Exhibit 4.2

EXECUTION VERSION

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 19, 2005, among United Rentals (North America), Inc., a Delaware corporation (the “Company”), as issuer, the Guarantors listed on the signature pages hereto (the “Guarantors”), as guarantors, and The Bank of New York (the “Trustee”), as trustee.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore entered into an Indenture, dated as of November 12, 2003 (the “Original Indenture”), relating to the Company’s outstanding 7¾% Senior Subordinated Notes due 2013 (the “Securities”);

WHEREAS, the Company has solicited consents from Holders of the Securities to, among other things, certain amendments (the “Amendments”) to the Original Indenture which are set forth in this Supplemental Indenture;

WHEREAS, the Company has received consents to the Amendments from Holders of a majority in aggregate principal amount of the outstanding Securities; and

WHEREAS, pursuant to the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of Holders of the Securities as follows:

ARTICLE I

AMENDMENTS

A.          Section 1.01 of the Original Indenture shall be amended to insert alphabetically therein the following defined terms:

“Consent Fee” means the payment defined as such with respect to the Securities in the Solicitation Documents.

“Covenant Reversion Date” means, 11:59 p.m., New York City time, on the earlier of (i) the Business Day following the Company’s failure to pay the Consent Fee, if due, for the Securities in accordance with the Solicitation Documents and (ii) March 31, 2006.

“Solicitation Documents” means the Consent Solicitation Statement dated as of August 22, 2005, as amended on September 12, 2005, and the related Consent Form, each as may be amended and supplemented from time to time.

B.           Clause (3) of Section 5.01 of the Original Indenture shall be amended to read in its entirety as follows:

(3)          default in the performance, or breach, of any covenant or agreement of the Company or the Guarantors under this Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (1), (2) or (4)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities; provided, however, that notwithstanding any of the foregoing or any other provision of this Indenture or the Securities, the failure of the Company to comply with Sections 7.04, 10.19 and 10.20 of this Indenture, and §314 of the Trust Indenture Act, at any time before the Covenant Reversion Date shall not constitute a Default or Event of Default under this clause (3); or

C.           Section 7.04 of the Original Indenture shall be amended to insert the following paragraph at the end thereof:

Notwithstanding the foregoing or any other provision of this Indenture or the Securities, the information, documents and reports referred to in this Section 7.04 that the Company would have been required (but for this sentence) to file with the Trustee and the Commission, and transmit to Holders or any other Person, at any time before the Covenant Reversion Date, shall not be required to be filed or transmitted until the Covenant Reversion Date.

D.          Section 10.19 of the Original Indenture shall be amended to insert the following at the end thereof:

Notwithstanding the foregoing or any other provision of this Indenture or the Securities, the reports and documents referred to in this Section 10.19 that the Company would have been required (but for this sentence) to file with the Commission, or mail or furnish to the Trustee, the Holders or any other Person, at any time before the Covenant Reversion Date, shall not be required to be filed, mailed or furnished until the Covenant Reversion Date.

E.           Section 10.20 of the Original Indenture shall be amended to insert the following paragraph (c) at the end thereof:

(c)          Notwithstanding the foregoing or any other provision of this Indenture or the Securities, (i) Officer’s Certificates that the Company would have been required (but for this sentence) to deliver pursuant to Section 10.20(a) at any time before the Covenant Reversion Date shall not be required to be delivered until the Covenant Reversion Date, and (ii) the Company shall have no obligation to deliver Officer’s Certificates referred to in Section 10.20(b) relating to the default in performance or breach of any covenant contained in Sections 7.04, 10.19 or 10.20 of this Indenture that occurred prior to the Covenant Reversion Date.

F.	The Original Indenture shall be amended to insert the following Section 10.21:

SECTION 10.21. Interim Period Provisions. Within 25 days after the end of each calendar month ending during the Interim Period (as defined below), other than a month that is the last month in a fiscal quarter or the month that is January, and within 45 days after the

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end of each January ending during the Interim Period, the Company will cause to be filed with (or furnished to) the Commission a Report on Form 8-K (or other publicly-available report under the Exchange Act) containing unaudited financial information setting forth revenue, dollar utilization, outstanding debt, liquidity (cash position plus borrowing availability), cash flow from operations, and capital expenditures, presented for the Company on a consolidated basis (the “Specified Financial Information”), for the immediately preceding monthly period or as of the end of such monthly period, as the case may be. Within 45 days after the end of each fiscal quarter ending during the Interim Period (other than the last fiscal quarter in the fiscal year), and within 75 days after the last fiscal quarter of the fiscal year ending during the Interim Period, the Company will cause to be filed with (or furnished to) the Commission a Report on Form 8-K (or other publicly-available report under the Exchange Act) containing unaudited Specified Financial Information for the immediately preceding fiscal quarter or as of the end of such quarterly period, as the case may be. All Specified Financial Information will be subject to such changes determined by the Company to be appropriate in connection with any Commission inquiry, the Company’s internal review and possible restatements announced prior to the end of the Interim Period. As used in this Section, the term “Interim Period” means the period beginning on September 20, 2005 and ending on such date (the “End Date”) by which the Company shall have filed with the Commission all Annual Reports on Form 10-K and all Quarterly Reports on Form 10-Q due pursuant to the Exchange Act for periods ended prior to the End Date. This Section shall expire and cease to have any effect upon the End Date.

ARTICLE II

MISCELLANEOUS

A.          Definitions. The Original Indenture together with this Supplemental Indenture are sometimes collectively referred to in this document as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Original Indenture as supplemented and amended by this Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture and this Supplemental Indenture, the definition in this Supplemental Indenture shall apply to the Indenture and the Securities.

B.          Effect of Supplemental Indenture; Effectiveness and Operation. This Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee. From and after such execution, the Amendments set forth herein shall be deemed to have modified the applicable articles or sections, or portions thereof, or clauses, of the Original Indenture. In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Supplemental Indenture. In the event that there is a conflict or inconsistency between the Original Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

C.          Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”), the required provision shall control. If any provision of this Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Supplemental

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Indenture as so modified. If any provision of this Supplemental Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Supplemental Indenture.

D.          Trustee. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

E.           Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

F.           Severability. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

G.          Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

UNITED RENTALS (NORTH AMERICA), INC.

By: /s/ Alfred P. Colangelo

Name:	Alfred P. Colangelo
Title:	Vice President, Finance

THE BANK OF NEW YORK, as Trustee

By: /s/ Geovanni Barris

Name:	Geovanni Barris
Title:	Vice President

“Guarantors”

UNITED RENTALS, INC.

By: /s/ Alfred P. Colangelo

Name:	Alfred P. Colangelo
Title:	Vice President, Finance

Each of The Guarantors Listed On Schedule A Hereto That is a Corporation

By: /s/ Alfred P. Colangelo

Name:	Alfred P. Colangelo
Title:	Authorized Officer

Each of The Guarantors Listed On Schedule A Hereto That is a Limited Partnership, by United Rentals (North America), Inc., its General Partner

By: /s/ Alfred P. Colangelo

Name:	Alfred P. Colangelo
Title:	Vice President, Finance

Each of The Guarantors Listed On Schedule A Hereto That is a Limited Liability Company, by United Rentals (North America), Inc., its Managing Member

By: /s/ Alfred P. Colangelo

Name:	Alfred P. Colangelo
Title:	Vice President, Finance

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SCHEDULE A

Guarantor	Place of Formation
United Rentals (Delaware), Inc.	Delaware
United Rentals Gulf, Inc.	Delaware
United Equipment Rentals Gulf, L.P.	Texas
United Rentals Highway Technologies, Inc.	Massachusetts
United Rentals Highway Technologies Gulf, Inc.	Delaware
United Rentals Highway Technologies, L.P.	Texas
United Rentals Northwest, Inc.	Oregon
United Rentals Southeast Holding LLC	Georgia
United Rentals Southeast, Inc.	Delaware
United Rentals Southeast, L.P.	Georgia
Wynne Systems, Inc.	California

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